Exhibit 4.4

DESCRIPTION OF DEBT SECURITIES
Golden State Water Company (“GSWC”) has issued and which are outstanding as of December 31, 2019, five series of notes under the terms of an Indenture dated September 1, 1993 (the “Indenture”) between GSWC and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as successor to JPMorgan Chase Bank, National Association (formerly Chase Manhattan Bank and Trust Company, National Association, and then J.P. Morgan Trust Company, National Association) (the “Trustee”). The Indenture is qualified under the Trust Indenture Act of 1939. American States Water Company does not have any publicly issued debt.

A general summary of the terms of the Notes is set forth below. More detailed information regarding the terms of the Notes may be found in Exhibit 4.1 to the most recent Form 10-K or Form 10-Q filed by GSWC with the Securities and Exchange Commission and the Prospectus and Prospectus Supplements filed in connection with the offering of each of these Notes..

General

The following Notes have been issued under the Indenture:

Title of Notes	Principal Amount	Maturity Date	Interest Payment Dates	Redemption
6.81% Notes due 2020	$15,000,000	March 23, 2028	June 1 and December 1 and at maturity	N.A.
6.59% Notes due 2029	$40,000,000	January 25, 2029	June 1 and December 1 and at maturity	N.A.
7.875% Notes due 2030	$20,000,000	December 1, 2030	June 1 and December 1 and at maturity	N.A..
7.23% Notes due 2031	$50,000,000	December 15, 2031	June 15 and December 15 and at maturity	N.A.
6.00% Notes due 2041	$62,000,000	April 15, 2041	April 15 and October 15 and at maturity and upon redemption	Redeemable upon payment of a make-whole premium(1)

(1)
The amount of the make whole premium is the sum of the present value of the remaining scheduled payments of principal and interest discounted to a redemption date on a semi-annual basis (assuming a 360 day year and 30 day months) at a discount rate equal to the treasury rate for a comparable treasury security plus 25 basis points. More detailed information on how this make whole premium is calculated can be found in the Prospectus Supplement filed in connection with the offering of these Notes.

No principal payments will be made with respect to any of these Notes prior to maturity of the Notes or, with respect to the 6.00% Notes due 2041, the redemption date for this series of Notes.

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There are no sinking fund provisions with respect to the Notes. All the Notes are unsecured and unsubordinated and rank on a parity with all of GSWC’s other debt securities.

There are no provisions of the Notes that restrict GSWC from issuing additional debt or addition securities. GSWC is also not:

(1)	restricted by the Indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations, including obligations secured by its property;

(2)	required to maintain any financial ratios or specified levels of net worth or liquidity; or

(3)	provide the holder of the Notes with any special protection in the event of a highly leveraged transaction.

Successor Corporation

The Indenture provides that GSWC may consolidate or merge with or into any other person, or  any other person may merge into GSWC or GSWC may transfer all or substantially all its assets to another person, if, in each case, the surviving company is a person organized and existing under the laws of the United States or a state, the surviving company  assumes by supplemental indenture, all of our obligations under the Notes and the Indenture and,  immediately after the merger, consolidation or transfer, there is no default under the Indenture. GSWC will be relieved from its obligations on the Notes and under the Indenture if these conditions are satisfied.

Events of Default

There will be an event of default under each of the series of Notes if any of the following occur:

(1)	GSWC fails to pay any installment of interest on that series of Notes when due if the failure continues for a period of 60 days;

(2) GSWC fails to pay principal on that series of the Notes when due if the failure continues for three business days;

(3 GSWC fails to perform for 90 days after notice any of its other agreements applicable to that series of Notes; or

(4)	Certain events in bankruptcy, insolvency or reorganization occur.

There is no cross-default provision in any series of the Notes.  Thus, a default by GSWC on any other debt or any other series of Notes would not constitute an event of default under any other Notes or debt.  The Trustee may withhold notice to a noteholder of a default for any series

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of Notes (except for payment defaults) if the Trustee considers the withholding of notice to be in the noteholders best interests.

If an event of default on any series of Notes has occurred and is continuing, the Trustee or the holders of not less than one-third in aggregate principal amount of that series may send a notice declaring the entire principal amount and accrued interest of all Notes of such series to be due and payable immediately.  The Trustee is required to notify a noteholder of any such event that would become a default if the Trustee has actual knowledge of the event.  Subject to certain conditions, the holders of not less than a majority in aggregate principal amount of the Notes of a series may annul any declaration and rescind its consequences, except for failure to pay interest or principal or any other event of default which may not be waived without the consent of all noteholders affected by the default.

GSWC files a certificate annually with the Trustee regarding its compliance with the Indenture and the terms of each series of Notes

The Trustee may require a reasonable indemnity from the noteholder before it enforces the terms of the Indenture or Notes of any series.  Subject to the provisions for indemnification, the holders of a majority in principal amount of the Notes of any series may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee for the Notes of such series.

Modification of Indenture

The holders of not less than a majority in aggregate principal amount of all outstanding Notes, voting together as a single class, may, with certain exceptions described below, modify the Indenture.  The noteholders may not, however, modify any terms relating to the amount or timing of payments or reduce the percentage of noteholders required to approve modifications to the Indenture without the consent of each noteholder.

GSWC may modify the Indenture without the consent of noteholders to create a new series of debt securities and establish its terms, cure ambiguities or fix omissions,  comply with the provisions of the Indenture regarding successor corporations or make any change that does not materially adversely affect the rights as a note holder of a series of Notes.

GSWC may also amend the Indenture with the written consent of a majority in principal amount of the Notes of all series affected by the amendment voting together as a single class.

GSWC is prohibited from amending the Indenture without the consent of all noteholders to:

(1) reduce the amount of Notes of any series whose holders must consent to an amendment;

(2) reduce the amount of interest or principal;

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(3) change the time for payment of interest or principal;

(4)  make any change in the rights of noteholders of a series with respect to waiver of payment defaults; or

(5) amend or modify the provisions of the Indenture prohibiting the amendment of the Indenture without the consent of all noteholders, other than to increase the amount of Notes whose holders must consent to an amendment or waiver or to provide that other provisions of the Indenture cannot be amended or modified without the consent of each noteholder affected thereby.

Regarding the Trustee

The Trustee acts as trustee, registrar, transfer and paying agent for the Notes.  GSWC may remove the Trustee with or without cause if it notifies the Trustee 30 days in advance and if no default occurs or is continuing during the 30-day period.  In addition, the holders of a majority of the principal amount of the outstanding Notes may remove the Trustee by notifying the Trustee and appointing a successor trustee with GSWC’s consent.

In certain circumstances, the Trustee may not enforce its rights as one of our creditors.  The Trustee may, however, engage in certain other transactions.  If it acquires any conflicting interest as a result of any of these transactions and there is a default under the Notes, the Trustee must eliminate the conflict of interest or resign.

So long as a successor trustee has been appointed, the Indenture further authorizes the Trustee to resign its appointment as Trustee under the Indenture in the event that the Trustee determines in good faith that its performance under the Indenture subjects the Trustee to a conflict of interest.

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